Exhibit 77(q)(1)(e)(16)

                                   SCHEDULE A

      The Series of ING Investors Trust (formerly The GCG Trust) as described in
Section 1 of the attached Portfolio Management Agreement, to which Alliance Capital Management L.P. shall act as Portfolio Manager are as follows:

ING Alliance Mid Cap Growth Portfolio